Compañía Cervecerías Unidas S.A.

Exhibit 1: Income Statement (Third Quarter 2003)

		Ch$ millions		US$ millions (1)
		Q3'03	Q3'02	Q3'03	Q3'02	% Change

Net sales		88,812	79,644	134.4	120.5	11.5%

Cost of goods sold		(46,623)	(40,983)	(70.5)	(62.0)	-13.8%
	% of sales	52.5%	51.5%	52.5%	51.5%

Gross profit		42,189	38,661	63.8	58.5	9.1%
	% of sales	47.5%	48.5%	47.5%	48.5%

SG&A		(34,575)	(33,287)	(52.3)	(50.4)	-3.9%
	% of sales	38.9%	41.8%	38.9%	41.8%

Operating income		7,615	5,374	11.5	8.1	41.7%
	% of sales	8.6%	6.7%	8.6%	6.7%

Non-operating results
	Financial income	1,234	424	1.9	0.6	190.7%
	Equity in NI of rel. companies	(42)	855	(0.1)	1.3	NM
	Other non-operating income	240	151	0.4	0.2	59.6%
	Amortization of goodwill	(550)	(721)	(0.8)	(1.1)	23.7%
	Interest expenses	(1,706)	(1,008)	(2.6)	(1.5)	-69.3%
	Other non-operating expenses	(885)	(694)	(1.3)	(1.0)	-27.6%
	Price level restatement	248	399	0.4	0.6	-37.9%
	Currency exchange result	(492)	(794)	(0.7)	(1.2)	38.1%
	Total	(1,952)	(1,388)	(3.0)	(2.1)	-40.7%

Income before taxes		5,662	3,987	8.6	6.0	42.0%
	Income taxes	(1,253)	(958)	(1.9)	(1.4)	-30.9%
	Tax rate	22.1%	24.0%	22.1%	24.0%

Minority interest		(269)	(467)	(0.4)	(0.7)	42.3%

Amort. of negative goodwill		10	15	0.02	0.02	-34.0%

Net income		4,150	2,577	6.3	3.9	61.0%
	% of sales	4.7%	3.2%	4.7%	3.2%

Earnings per share		13.03	8.09	0.02	0.01	61.0%
Earnings per ADR		65.14	40.46	0.10	0.06

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		9,267	10,878	14.0	16.5	-14.8%
Amortization		472	364	0.7	0.6	29.6%
EBITDA		17,353	16,617	26.3	25.1	4.4%
	% of sales	19.5%	20.9%	19.5%	20.9%

Capital expenditures		6,415	4,399	9.7	6.7	45.8%

(1) Exchange rate: US$ 1.00 = Ch$ 660.97